                                                                   Exhibit 12(d)

                      HSBC AMERICAS, INC. AND SUBSIDIARIES
            CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                        (Including Interest on Deposits)
                          (In Millions, Except Ratios)


                                                        Three Months
                                                     Ended March 31,(a)               Years Ended December 31,
                                                     -----------------     --------------------------------------------------
                                                      1998       1997       1997       1996       1995       1994       1993
                                                      ----       ----       ----       ----       ----       ----       ----
Total Fixed Charges, Including Preferred Stock
  Dividend Factor (as above)                         $   81     $   60     $  325     $  190     $  150     $  184     $  219
Add: Interest on Deposits                               197        140        679        481        465        308        290
                                                     ------     ------     ------     ------     ------     ------     ------
Fixed Charges,  Including Preferred Stock
  Dividend Factor and Interest on Deposits           $  278     $  200     $1,004     $  671     $  615     $  492     $  509

Earnings (Loss) Before Taxes Based on
  Income and Fixed Charges (as above)                $  269     $  222     $  985     $  730     $  479     $  263     $    1
Add: Interest on Deposits                               197        140        679        481        465        308        290
                                                     ------     ------     ------     ------     ------     ------     ------
Total                                                $  466     $  362     $1,664     $1,211     $  944     $  571     $  291
                                                     ======     ======     ======     ======     ======     ======     ======

Consolidated Ratio of Earnings to Combined Fixed
  Charges and Dividends on Preferred Stock             1.68       1.81       1.66       1.80       1.53       1.16       0.57
                                                     ======     ======     ======     ======     ======     ======     ======

(a)  Unaudited
(b)  Undistributed equity earnings of less than fifty percent owned companies.
(c)  Less than $500,000.
(d)  The portion deemed representative of the interest factor.
(e) Ratio is less than one, therefore actual preferred stock dividend amount used.
* The amount by which earnings for the year ended December 31, 1993 were insufficient to cover combined fixed charges and dividends on preferred stock were $218 million (excluding and including interest on deposits).